Exhibit 99.1

 REPORT IN CANCER SHOWS 90% COMPLETE REMISSION WITH ADVANCED BSD MEDICAL SYSTEM

    SALT LAKE CITY, Aug. 30 /PRNewswire-FirstCall/ -- BSD Medical Corp. (Amex:
BSM) today announced that the current issue of CANCER (104:763-770, 2005), the official Journal of the American Cancer Society, has published the results of an important clinical study that further validates the progress of what the company has dubbed a tri-modality "super therapy" for treating cancer using BSD advanced technology for treatments. Using a triple combination of radiation, chemotherapy and treatments with BSD systems that are designed to increase the effectiveness of both radiation and chemotherapy in addition to killing cancer directly, an international team of researchers at Duke University Medical Center, Norway and the Netherlands gave a powerful punch to the treatment of 68 patients who suffered from advanced cervical cancer. Ninety percent of them experienced a complete remission.

    BSD Medical's cancer treatment systems break down tumor resistance to both radiation and chemotherapy by exposing cancer to precision-focused RF/microwave energy, raising the temperature of cancerous tissue to precise levels and creating "hyperthermia" in the tumor. The body responds by rushing blood to the tumor, allowing greater chemotherapy drug uptake in the tumor and oxygenating tumor cells. Radiation requires a strong oxygen presence in cancer cells so that the particle beam can produce the needed oxygen radicals required to attack cancer cell DNA. BSD's systems therefore amplify the effectiveness of both radiation and chemotherapy, while they add additional cancer cell kill based on their exposure to hyperthermia.

    BSD Medical's cancer treatment systems have already shown the ability to greatly increase the responsiveness of advanced cervical cancer to radiation therapy through the results of a Phase III clinical trial published earlier in the LANCET (Vol. 355, pp. 1119-1125). In this trial both the remission and survival rate were almost doubled when treatments with BSD's systems were added to radiation therapy.

    BSD Medical produces systems that deliver focused RF/microwave energy to raise temperatures within diseased sites in the body as required by a variety of medical therapies. BSD pioneered the use of microwave thermal therapy for the treatment of enlarged-prostate symptoms (BPH), and is responsible for much of the technology that has created a substantial medical industry based on that therapy. BSD's primary thrust is in the commercialization of systems used for the treatment of cancer, and in developments to treat other diseases and medical conditions. BSD was the recipient of the 2005 Frost and Sullivan "Technology of the Year Award" for cancer-therapy devices. For further information visit the BSD website at www.bsdmedical.com.

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    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including all projections and expectations of future events, such as current expectations for the successful commercialization of developments for the treatment of cancer and other diseases and conditions, are subject to risks and uncertainties, some of which are detailed in part in the Company's filings with the Securities and Exchange Commission.

     BSD MEDICAL CORPORATION
     2188 West 2200 South
     Salt Lake City, Utah 84119-1326
     Contact: Hyrum A. Mead
     Telephone: (801) 972-5555
     Facsimile: (801) 972-5930
     Email: investor@bsdmc.com
     AMEX: BSM

SOURCE BSD Medical Corp.
    -0-                             08/30/2005
    /CONTACT: Hyrum A. Mead of BSD Medical Corporation, +1-801-972-5555, or fax +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.bsdmedical.com /